Exhibit 99.1

Diffusion Pharmaceuticals Regains Compliance With Nasdaq Listing Requirements

CHARLOTTESVILLE, Va. May 4, 2022 – Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN) (“Diffusion” or the “Company”), a biopharmaceutical company developing novel therapies that enhance the body’s ability to deliver oxygen to areas where it is needed most, today announced that it received written notice from the Nasdaq Listing Qualifications Staff of the NASDAQ Stock Market LLC ("Nasdaq") stating that the Company has regained compliance with the Nasdaq minimum bid price continued listing requirement.

The Company was previously notified by Nasdaq on May 6, 2021 that it was not in compliance with the minimum bid price requirement because its common stock had failed to maintain a minimum bid price of $1.00 or more for 30 consecutive business days. To regain compliance, the Company’s common stock was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days, which was achieved on May 2, 2022.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a biopharmaceutical company developing novel therapies that enhance the body’s ability to deliver oxygen to areas where it is needed most. Diffusion’s lead product candidate, TSC, is being developed to enhance the diffusion of oxygen to tissues with low oxygen levels, also known as hypoxia, a serious complication of many of medicine’s most intractable and difficult-to-treat conditions, including hypoxic solid tumors. For more information, please visit us at www.diffusionpharma.com.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding the market price for the Company’s common stock. The Company may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, the Company’s actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risk and uncertainties include, among other things, those related to: the Company’s ability to maintain compliance with the continued listing standards of Nasdaq; general economic, political, business, industry, and market conditions, including the ongoing COVID-19 pandemic; and the other factors discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified) and, except as required by applicable law, rule, or regulation, the Company undertakes no obligation to update any such statements after the date hereof.

Investor Contacts:

Tiberend Strategic Advisors, Inc.

Lisa Sher/Daniel Kontoh-Boateng

lsher@tiberend.com / dboateng@tiberend.com

Media Contact:

Kate Barrette

Rooney Partners

Kbarrette@rooneypartners.com